Exhibit 99.(h)(2)

November 18, 2010

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

Re:                               Opinion Issued Pursuant to Section 6.13 of Agreement and Plan of Merger and Reorganization

Ladies and Gentlemen:

We have acted as counsel to St. Jude Medical, Inc. (“St. Jude”) in connection with the Agreement and Plan of Merger and Reorganization, dated as of October 15, 2010 (including exhibits thereto, the “Agreement”), by and among St. Jude, Asteroid Subsidiary Corporation (“Acquisition Sub”), an indirect wholly-owned subsidiary of St. Jude, and AGA Medical Holdings, Inc. (“AGA”).  In accordance with the Agreement, Acquisition Sub has consummated the Offer and effected the Merger, whereby AGA has become an indirect wholly-owned subsidiary of St. Jude.  Provided certain conditions are satisfied, pursuant to the Agreement, AGA will merge with and into its sole shareholder, Asteroid Holdings, Inc. (“Acquiring”), with Acquiring surviving such merger (the “Second Merger”) as a wholly-owned subsidiary of St. Jude.  Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement.

This opinion is being rendered pursuant to Section 6.13 of the Agreement.  In preparing this opinion, we have (without any independent investigation or examination thereof):

(a)           relied upon and assumed the truth and accuracy of the statements, covenants, representations and warranties contained (i) in the Agreement, (ii) in the representations received from St. Jude, Acquisition Sub, Acquiring and AGA (the “Tax Representation Letters”) that have been provided to us and that were issued in support of this opinion, (iii) the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on October 20, 2010 (the “Registration Statement”) in connection with the registration of the shares of St. Jude’s common stock to be issued to the shareholders of AGA pursuant to the Agreement, as amended and declared effective on November 17, 2010, and (iv) such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below;

(b)           relied upon and assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution, delivery, enforceability, and authorization of all such documents where due execution, delivery, enforceability, and authorization are prerequisites to the effectiveness thereof;

(c)           relied upon and assumed the consummation of the Offer, the Merger and the Second Merger in accordance with the terms set forth in the Agreement and as described in the Registration Statement, without any waiver, breach or amendment of any material provision thereof, and the performance of all covenants contained in the Agreement without waiver or breach of any material provision thereof;

(d)           assumed that all facts, statements, covenants, descriptions, representations and warranties contained in the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken that are inconsistent with such facts, statements, descriptions, or representations or that make such facts, statements, descriptions, or representations untrue, incorrect or incomplete;

(e)           assumed that any representation or statement in any document referred to herein made “to the knowledge” of one or more persons or otherwise similarly qualified is correct without such qualification, and all statements, representations and warranties, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

(f)            assumed that at all relevant times prior to and including the Effective Time: (i) no outstanding indebtedness of AGA or Acquiring has represented or will represent equity for federal income tax purposes; (ii) no outstanding equity of AGA, Acquisition Sub or Acquiring has represented or will represent indebtedness for federal income tax purposes; and (iii) no outstanding security, instrument, agreement, or arrangement that provides for, contains, or represents a right to acquire equity in AGA (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code;

(g)           assumed that the amount paid for each Dissenting Share shall not exceed $20.80;

(h)           assumed that the Second Merger will occur on the date hereof; and

(i)            assumed that no less than 91.1% of the outstanding Shares were validly tendered pursuant to the Offer and accepted for payment pursuant to the terms of the Offer.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that the Offer, the Merger and the Second Merger, taken together, will constitute a “reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis.  Any such change could adversely affect our opinion as stated herein.  We undertake no responsibility to advise you of any changes in, or changes in the application or interpretation of, the federal income tax laws.  Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.

This opinion is being delivered prior to the consummation of the Second Merger, and therefore is prospective and dependent on future events.  We have not undertaken any independent investigation of any matter upon which we have relied or assumed in rendering this opinion.  Any alteration or inaccuracy of any matter upon which we have relied or in any assumptions that we have made could adversely affect our opinion as stated herein.

This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Offer, the Merger and the Second Merger, if any.  No opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is being delivered pursuant to the Agreement as described above.  It may not be relied upon for any other purpose, and it may not be furnished to, quoted to or by or relied upon by any other person or entity, without our prior written consent.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP